Exhibit 99.1

PRESS RELEASE

For more information contact:                  FOR IMMEDIATE RELEASE
Gerald Shencavitz
EVP and Chief Financial Officer
(207) 288-3314

Record Earnings at Bar Harbor Bankshares – Earnings Per Share Up 28.2%

BAR HARBOR, Maine (July 29, 2009) – Bar Harbor Bankshares (the "Company") (NYSE Amex: BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced net income of $2.8 million for the quarter ended June 30, 2009, compared with $2.0 million for the second quarter of 2008, representing an increase of $727 thousand, or 35.8%. Second quarter net income available to common shareholders amounted to $2.5 million, representing an increase of $459 thousand, or 22.6% compared with the second quarter of 2008. The Company’s diluted earnings per share, after preferred stock dividends and accretion of preferred stock discount, amounted to $0.85 for the second quarter of 2009, compared with $0.67 for the second quarter of 2008, representing an increase of $0.18, or 26.9%.

The Company’s annualized return on average shareholders’ equity amounted to 12.47% in the second quarter of 2009, compared with 12.27% for the same quarter in 2008.

For the six months ended June 30, 2009, the Company’s net income amounted to $5.4 million, compared with $4.0 million for the same period in 2008, representing an increase of $1.4 million, or 35.2%. Net income available to common shareholders amounted to $4.9 million, compared with $4.0 million for the six months ended June 30, 2008, representing an increase of $910 thousand, or 22.9%. Diluted earnings per share, after preferred stock dividends and accretion of preferred stock discount, amounted to $1.68 for the six months ended June 30, 2009, compared with $1.31 for the same period in 2008, representing an increase of $0.37, or 28.2%.

For the six months ended June 30, 2009, the Company’s return on average shareholders’ equity amounted to 12.71%, compared with 11.96% for the same period in 2008.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, "While the banking industry continued to face strong crosswinds during the first half of 2009, Bar Harbor Bankshares experienced relatively smooth sailing, staying the course of soundness, profitability and growth. We are very excited to report record quarterly and year-to-date earnings and earnings per share, solid loan growth, sustained credit quality and a strong financial condition."

"While many banks have been reporting softening business loan demand, we are pleased to report that as of quarter-end our commercial loan portfolio was up a healthy $26 million or 8% compared with year-end 2008. Residential mortgage loan origination activity was also robust in the first half of 2009 and pushed toward record levels for the Bank. According to the Merchant Reporting Service of Maine, Inc., during the first half of 2009 we led the real estate secured loan origination market in Hancock County, Maine, the Bank’s principal market area. We originated 48% more real estate secured loans than the closest of the other eighteen financial institutions operating in the County."

Mr. Murphy continued his remarks by saying, "While most banks across the country are experiencing a serious deterioration in credit quality, we are pleased to report that the Bank’s non-performing loans remained at low levels at quarter-end, representing only $6.0 million or 0.91% of total loans. During the first six months of 2009, the Bank’s loan loss experience was remarkably low, with net loan charge-offs amounting to only $224 thousand on a loan portfolio exceeding $665 million. Despite the Bank’s strong credit quality indicators, in the first half of 2009 we recorded a provision for loan losses of $1.5 million, which increased our allowance for loan losses by $1.3 million or 23%, principally in response to deteriorating economic conditions overall and the impact these conditions have had on the inherent risk of loss in our loan portfolio. The Bank also absorbed a $647 thousand increase in FDIC insurance premiums during the first six months of 2009, including an emergency special assessment of $495 thousand recorded in June. Premiums for all FDIC insured banks increased as a result of the FDIC’s plan to reestablish the Deposit Insurance Fund to levels required by the Federal Deposit Reform Act of 2005. We are pleased to report that our increased levels of loan loss provisioning and FDIC insurance premiums were handily offset by a strong lift in net interest income, driven by a significantly expanded net interest margin and strong earning asset growth."

In concluding, Mr. Murphy added, "The U.S. economy is currently in a deep recession, driven by sharp downturns in the nationwide housing and credit markets. Business activity across a wide range of industries and regions is greatly reduced and local governments and many businesses are in serious difficulty due to the lack of consumer spending and multi-decade high unemployment rates. While the weaknesses in the national economy have not yet surfaced in coastal Maine to the same extreme extent as in many other parts of the country, we are not insulated from the overall economic downturn and the choppy waters that likely lie ahead. Despite massive government stimulus efforts, we expect a prolonged economic recovery with some pockets of continued deterioration in the foreseeable future; we still see some dark clouds on the horizon. Accordingly, we believe the continuation of our Company’s strong credit quality profile and the ability of our borrowers to repay their loans will be a significant determinant of our future financial performance. Considering our strong earnings fundamentals, liquidity position, capitalization and management team, we believe we are well positioned to successfully navigate our way through the many uncertainties that lie ahead."

Financial Condition

Assets: At June 30, 2009 total assets stood at $1.1 billion, representing an increase of $98.2 million, or 10.1%, compared with December 31, 2008.

Loans: Total loans ended the second quarter at $665.4 million, representing an increase of $31.8 million, or 5.0%, compared with December 31, 2008. Loan growth was led by commercial loans and tax-exempt loans to local municipalities.

Residential mortgage loan origination activity increased significantly during the first six months of 2009, principally reflecting declines in residential mortgage loan interest rates and borrower refinancing activity. The Bank closed on $45.0 million of residential mortgages during the first half of 2009, representing an increase of $28.4 million compared with the origination volumes experienced during the same period in 2008. Because of the interest rate risk considerations associated with low coupon mortgage loans, many of the low fixed rate residential mortgages originated in 2009 were sold in the secondary market with customer servicing retained and as a result were not reflected in outstanding loan balances at period end.

Credit Quality: The Bank’s non-performing loans ended the second quarter at relatively low levels and were well below the Bank’s peer group average. At June 30, 2009, total non-performing loans amounted to $6.0 million or 0.91% of total loans, compared with $4.4 million, or 0.70% at December 31, 2008.

During the six months ended June 30, 2009, the Bank enjoyed a low level of loan loss experience, which actually showed improvement compared with the low loss experience in the first half of 2008. Total net loan charge-offs amounted to $224 thousand, or annualized net charge-offs to average loans outstanding of 0.07%, compared with $318 thousand, or net charge-offs to average loans outstanding of 0.11%, in the first half of 2008.

For the three and six months ended June 30, 2009, the Bank recorded provisions for loan losses of $835 thousand and $1.5 million, representing increases of $538 thousand and $691 thousand, compared with the same periods in 2008, respectively. The increases in the provision were principally attributed to growth in the loan portfolio and deteriorating economic conditions, including rising unemployment levels and declining real estate values in the markets served by the Bank.

The Bank maintains an allowance for loan losses (the "allowance") which is available to absorb probable losses on loans. The allowance is maintained at a level that, in management’s judgment, is appropriate for the amount of risk inherent in the current loan portfolio and adequate to provide for estimated probable losses. At June 30, 2009, the allowance stood at $6.7 million, representing an increase of $1.3 million or 23.4% compared with December 31, 2008. At June 30, 2009, the allowance expressed as a percentage of total loans stood at 101 basis points, up from 86 basis points at December 31, 2008.

Securities: Total securities ended the second quarter at $353.1 million, representing an increase of $62.6 million, or 21.5%, compared with December 31, 2008. Securities purchased during the first half of 2009 consisted of mortgage-backed securities issued by U.S. Government agencies and sponsored enterprises, debt obligations of U.S. Government-sponsored enterprises, and obligations of state and political subdivisions thereof.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter and spring and higher deposits in summer and autumn. The timing and extent of seasonal swings have varied from year to year, particularly with respect to demand deposits.

Total deposits ended the second quarter at $635.0 million, representing an increase of $56.8 million, or 9.8%, compared with December 31, 2008. Total retail deposits ended the second quarter at $528.8 million, up $39.1 million or 8.0% compared with December 31, 2008. Retail deposit growth was principally attributed to time deposits, with demand deposits and savings and money market accounts posting a combined seasonal decline of $11.1 million.

Brokered deposits obtained from the national market ended the second quarter at $106.2 million, representing an increase of $17.7 million, or 20.0%, compared with December 31, 2008. The increase in brokered deposits was utilized to help support strong earning asset growth during a period when seasonal retail deposits were on the decline.

Borrowings: Total borrowings ended the second quarter at $343.7 million, representing an increase of $19.8 million, or 6.1%, compared with December 31, 2008. The increase in borrowings was principally used to help fund the growth of the Bank’s securities portfolio.

Capital: During the second quarter of 2009, the Bank continued to exceed regulatory requirements for "well-capitalized" institutions. Company management considers this to be vital in promoting depositor and investor confidence and providing a solid foundation for future growth. Under the capital adequacy guidelines administered by the Bank’s principal regulators, "well-capitalized" institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At June 30, 2009, the Bank’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 8.00%, 12.46% and 14.16%, compared with 6.65%, 10.03% and 11.69% at December 31, 2008, respectively.

In January 2009, the Company issued and sold $18.75 million in Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value, to the U.S. Treasury in connection with its participation in the U.S. Treasury’s Capital Purchase Program ("CPP"). The CPP is a voluntary program designed by the U.S. Treasury to provide additional capital to healthy, well-capitalized banks, to help provide economic stimulus through the creation of additional lending capacity in local banking markets.

Shareholder Dividends: The Company paid regular cash dividends of $0.26 per share of common stock in the second quarter of 2009, representing an increase of $0.01 per share, or 4.0%, compared with the dividend paid for the same quarter in 2008. The Company’s Board of Directors recently declared a third quarter 2009 regular cash dividend of $0.26 per share of common stock, unchanged compared with the same quarter in 2008.

Results of Operations

Net Interest Income: For the three months ended June 30, 2009, net interest income on a fully tax-equivalent basis amounted to $9.2 million, up $1.0 million or 12.1% on a linked quarter basis and representing an increase of $2.5 million, or 37.0%, compared with the second quarter of 2008.

The increase in second quarter 2009 net interest income compared with the same quarter in 2008 was principally attributed to an improved net interest margin, combined with average earning asset growth of 18.2%. Declines in short-term interest rates have favorably impacted the Bank’s net interest margin, as the cost of interest bearing liabilities have declined faster and to a greater degree than the decline in earning asset yields. For the three months ended June 30, 2009, the fully tax-equivalent net interest margin amounted to 3.54%, up 12 basis points on a linked quarter basis and representing an improvement of 47 basis points compared with the second quarter of 2008.

For the six months ended June 30, 2009, net interest income on a fully tax-equivalent basis amounted to $17.5 million, representing an increase of $4.2 million, or 31.7%, compared with the same period in 2008. The fully tax-equivalent net interest margin amounted to 3.49%, representing an improvement of 44 basis points compared with the first six months of 2008.

Non-interest Income: For the three months ended June 30, 2009, total non-interest income amounted to $1.4 million, representing a decline of $563 thousand or 29.1%, compared with the second quarter of 2008. The decline in non interest income was largely attributed to a $255 thousand decline in credit and debit card service charges and fees reflecting the previously reported sale of the Bank’s merchant processing and Visa credit card portfolios in the fourth quarter of 2008. Net securities gains including other-than-temporary impairment declined $178 thousand compared with the second quarter of 2008, while trust and other financial services fees declined $151 thousand.

For the six months ended June 30, 2008, total non-interest income amounted to $3.0 million, representing a decline of $1.0 million or 25.3% compared with the same period in 2008. The decline in non-interest income was attributed to a variety of factors, including a $412 thousand or 49.1% decline in credit and debit card service charges and fees. The decline in non-interest income was also attributed to a non-recurring $313 thousand gain recorded in the first half of 2008 representing the proceeds from shares redeemed in connection with the Visa, Inc. initial public offering. Trust and financial services fees declined $118 thousand or 9.2% compared with the first half of 2008, principally reflecting declining market values of assets under management.

For the six months ended June 30, 2009 net securities gains amounted to $372 thousand, compared with $515 thousand for the same period in 2008, representing a decline of $143 thousand, or 27.8%. The $372 thousand in net securities gains were comprised of realized gains on the sale of securities amounting to $1.8 million, largely offset by other-than-temporary securities impairment losses of $1.5 million on certain available-for-sale, 1-4 family, non-agency mortgage backed securities with an amortized cost of $6.1 million.

Non-interest Expense: For the three months ended June 30, 2009, total non-interest expense amounted to $5.6 million, representing an increase of $318 thousand, or 6.1%, compared with the second quarter of 2008. Included in second quarter non interest expense was a special FDIC deposit insurance assessment amounting to $495 thousand. The special assessment was levied on all FDIC insured financial institutions and represented five basis points on the Bank’s total assets, less Tier I Capital, as of June 30, 2009. Largely offsetting the special FDIC insurance assessment was a $253 thousand or 77.6% decline in credit and debit card expenses, reflecting the previously reported sale of the Bank’s merchant processing and Visa credit card portfolios in the fourth quarter of 2008.

For the six months ended June 30, 2009, total non-interest expense amounted to $10.7 million, representing an increase of $494 thousand, or 4.8%, compared with the same period in 2008. The increase was principally attributed to a $647 thousand increase in FDIC insurance assessments, including the recording of the special FDIC assessment in the current quarter. The increase in non-interest expense was also attributed to a $181 thousand write-down of certain non-marketable venture capital equity investment funds considered other-than-temporarily impaired. These investment funds, which in most cases qualify for Community Reinvestment Act credit, generally represent socially responsible venture capital investments in small businesses throughout Maine and New England. These write-downs principally reflected the impact current economic conditions have had on these funds and represented 38% of their recorded book carrying value. The increase in non-interest expense was also attributed to a $128 thousand reduction in the Company’s previously reported liability related to the Visa Reorganization and the Visa, Inc. initial public offering recorded in the first quarter of 2008. The foregoing increases were largely offset by a $407 thousand or 70.1% decline in credit and debit card expenses and a $173 thousand or 20.1% decline in furniture and equipment expenses

For the six months ended June 30, 2009, salaries and employee benefits expense amounted to $5.4 million, representing an increase of $96 thousand, or 1.8%, compared with the same period in 2008. The increase in salaries and employee benefits was principally attributed to normal increases in base salaries and employee benefits, as well as changes in staffing levels and mix.

Income Taxes: For the three and six months ended June 30, 2009, total income taxes amounted to $1.1 million and $2.2 million, representing increases of $165 thousand and $366 thousand, or 18.3% and 20.4%, compared with the same periods in 2008, respectively. The Company’s effective tax rates amounted to 27.9% and 28.6% for the three and six months ended June 30, 2009, compared with 30.8% and 31.1% for the same periods in 2008, respectively.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like "strategy," "anticipates" "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		2nd Quarter Average
Balance Sheet Data	6/30/2009	12/31/2008	2009	2008

Total assets	$1,070,558	$ 972,288	$1,075,374	$ 916,348
Total securities	353,085	290,502	369,284	255,955
Total loans	665,370	633,603	659,645	610,176
Allowance for loan losses	6,722	5,446	6,219	5,078
Total deposits	634,959	578,193	623,489	576,208
Total Borrowings	343,727	323,903	358,069	268,870
Shareholders' equity	85,413	65,445	88,658	66,499

	Three Months Ended		Six Months Ended
Results Of Operations	6/30/2009	6/30/2008	6/30/2009	6/30/2008

Interest and dividend income	$ 14,065	$ 13,165	$ 27,429	$ 26,595
Interest expense	5,222	6,633	10,646	13,771
Net interest income	8,843	6,532	16,783	12,824
Provision for loan losses	835	297	1,500	809
Net interest income after
provision for loan losses	8,008	6,235	15,283	12,015

Non-interest income	1,369	1,932	2,973	3,981
Non-interest expense	5,552	5,234	10,716	10,222
Income before income taxes	3,825	2,933	7,540	5,774
Income taxes	1,069	904	2,159	1,793

Net income	$ 2,756	$ 2,029	$ 5,381	$ 3,981

Preferred stock dividends and accretion of discount	268	---	490	---
Net income available to common shareholders	$ 2,488	$ 2,029	$ 4,891	$ 3,981

Per Common Share Data

Basic earnings per share	$ 0.87	$ 0.69	$ 1.70	$ 1.34
Diluted earnings per share	$ 0.85	$ 0.67	$ 1.68	$ 1.31
Average shares outstanding-Basic	2,872,559	2,960,352	2,871,251	2,973,305
Average shares outstanding-Diluted	2,925,383	3,030,320	2,919,088	3,043,412
Cash dividends per share	$ 0.260	$ 0.250	$ 0.520	$ 0.500

Selected Financial Ratios

Return on Average Assets	1.03%	0.89%	1.04%	0.88%
Return on Average Equity	12.47%	12.27%	12.71%	11.96%
Net Interest Margin	3.54%	3.07%	3.49%	3.05%
Efficiency Ratio (1)	52.2%	61.3%	53.4%	61.1%

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,

	2009	2008	2008
Asset Quality

Net charge-offs to average loans, annualized	0.07%	0.11%	0.21%
Allowance for loan losses to total loans	1.01%	0.85%	0.86%
Allowance for loan losses to non-performing loans	112%	194%	124%
Non-performing loans to total loans	0.91%	0.44%	0.70%
Non-performing assets to total assets	0.62%	0.33%	0.46%

Capital Ratios

Tier 1 leverage capital ratio	8.00%	6.82%	6.61%
Tier 1 risk-based capital ratio	12.46%	10.17%	9.95%
Total risk-based capital ratio	14.16%	11.84%	11.60%
Tangible equity to total assets	7.68%	6.63%	6.40%

(1) Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and OTTI. Includes $495 special FDIC assessment recorded in the second quarter of 2009..

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